Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

DPL INC. DECLARES QUARTERLY PREFERRED DIVIDENDS

DAYTON, Ohio, July 27, 2007 – (NYSE: DPL) The Board of Directors of The Dayton Power & Light Company declared quarterly dividends on The Dayton Power & Light Company preferred stocks as follows:

$0.9375 per share on the 3.75% Series A, Cumulative

$0.9375 per share on the 3.75% Series B, Cumulative

$0.975 per share on the 3.90% Series C, Cumulative

The preferred dividends are payable September 1, 2007 to holders of record on August 17, 2007.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.